Exhibit 99.1

Warren Resources Announces Closing of

Strategic Refinancing and Second Lien Term Loan

•                  Exchange of $63.1 million of unsecured high yield notes (plus accrued interest) for $40.1 million of second lien debt, providing significant deleveraging

•                  Additional second lien loan of $11 million in new money and first lien draw down of an additional $10 million, providing significant additional liquidity

NEW YORK, October 22, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES) today announced the closing of a privately negotiated second lien loan transaction that provides Warren with approximately $11.0 million of new money and approximately $40.1 million of second lien term loans through the exchange of approximately $63.1 million of unsecured notes (plus accrued interest). In connection with this exchange, Warren also issued 4,000,000 shares of its common stock to the exchanging noteholders. Following this transaction and the previously announced first lien transaction in May 2015, a total of approximately $167.0 million in unsecured high yield notes will remain outstanding.

The new second lien loan has a term of five years and an annual interest rate of 12%, with interest payable semi-annually in arrears. On the first three semi-annual interest payment dates, beginning with April 20, 2016, the Company may elect to pay up to 6% of such interest by capitalizing accrued and unpaid interest and adding the same to the principal amount of the second lien loans then outstanding. For the subsequent three semi-annual interest payment dates, beginning with October 20, 2017 and ending October 20, 2018, the Company may elect to pay up to 1.5% of such interest by capitalizing accrued and unpaid interest and adding the same to the principal amount of the second lien loans then outstanding.

In addition, in connection with closing of the second lien loan transaction, the Company is making a $10 million draw down, which, pursuant to the first lien agreement, the first lien lender has confirmed will be funded within the next ten business days. Accordingly, the Company will have approximately $20 million of incremental liquidity after giving effect to the second lien transaction, the additional first lien draw down and the payment of transaction costs associated therewith.

The Company also entered into an amendment of the first lien facility in connection with the closing of the second lien loan transaction and draw down of additional funding, which, among other things, authorizes the second lien transaction and makes certain additional changes to conform and respond to provisions of the new second lien agreement, including a provision providing that any future draws by the Company of the remaining availability under the first lien facility will be at the discretion of the first lien lenders.  The Company does not anticipate making any requests for additional material funding under the first lien facility prior to the third quarter of 2016.

“Today we are extremely pleased to announce a new strategic refinancing that reduces the outstanding principal amount of our debt, provides us with additional liquidity and gives us an opportunity to reduce our cash interest expense going forward.” said Lance Peterson, interim Chief Executive Officer of Warren.

Mr. Peterson also noted that, “In combination with the first lien facility and refinancing completed earlier this year, this second lien transaction enables us to capture both balance sheet and operational opportunities to enhance our value proposition to investors. We remain focused on balance sheet opportunities.”

Jefferies LLC served as exclusive financial advisor to Warren for these transactions.

Additional information regarding the transaction will be available in a Current Report on Form 8-K that Warren will file with the Securities and Exchange Commission.

About Warren Resources, Inc.

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, natural gas in the Marcellus Shale in Pennsylvania, and a significant undeveloped acreage position in the Washakie Basin of Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT: Ray Deacon

212-697-9660

Warren Resources, Inc.